Fuse Science Announces Landmark Licensing Agreement with Industry Leader Macular Health

Fuse Technology Poised to Enhance Macular Health’s Formula Proven to Reduce Vision Loss in Age-Related Macular Degeneration (AMD) Sufferers

Miami Lakes, FL – August 6, 2012 – Fuse Science Inc. (OTCQB: DROP), (www.fusescience.com), today announced that it has entered into a licensing letter of intent (“LOI”) with Macular Health, LLC, (www.macularhealth.com), one of the leading manufacturers of macular degeneration nutritional supplements. This is the first licensing agreement for Fuse Science in the health and nutrition field and accelerates the application of its unique delivery technology into a new industry category. The LOI calls for the required completion of final terms within the licensing agreement to be in place and executed within 30 days. Product formulation work has already begun.

There is no cure for Age-Related Macular Degeneration or “AMD” and it is the leading cause of blindness in adults. Each year 1.2 million of the estimated 12 million people afflicted with AMD will suffer severe central vision loss. AMD is caused by the breakdown of the macula of the eye which typically occurs during the aging process. Damage of the macula, caused by AMD can make activities such as reading, driving and threading a needle impossible.

Macular Health is one of the industry leaders in supplement therapy to slow the effects of AMD. Macular’s AMD formula has been proven effective for both short-term and long-term retinal improvement in the recent Multifocal Electroretinogram (“MERG”) studies conducted at the UAB Callahan Eye Foundation Hospital in Birmingham, Alabama, by John O. Mason, III. MD. MERG researchers reported that the study established benefits for people taking Macular Health, with an average of 16 percent improvement in retina function in only 12 weeks and 17 percent improvement in retina function after two years taking the Macular Health supplement. While there is no cure for AMD, Macular Health can help AMD sufferers slow the progression of vision loss.

As part of the agreement, Fuse Science will provide limited license of its proprietary delivery technology to Macular Health. The proprietary delivery technology is planned to enhance how patients receive medicines and other nutritional supplement in a few concentrated liquid drops compared to traditional oral pills that must be swallowed. Macular Health will focus on expanding its existing line of supplements therapy by developing formulations for patients with macular degeneration that may deliver benefits faster and more effectively by leveraging Fuse technology.

“Fuse Science and their expert team of scientists will help us advance the treatment for millions of people afflicted with the leading cause of blindness in the United States,” said Macular Health’s Chief Executive officer, Jeffery McAnnally. “We believe this partnership will change the way patients take and use our current and future products.”

“We are extremely excited to combine our proprietary technology with Macular Health, a leader in nutritional therapy products, to deliver solutions for patients suffering from macular degeneration,” said Brian Tuffin, Fuse Science’s Chief Executive Officer. “We believe that this relationship with Macular Health – in a multi-million dollar product category – represents a game-changing moment in how people can receive nutritional products and demonstrates just how broadly our technology could be used. We see this as the first of several major licensing opportunities.”

Teleconference and Webcast Today at 4:30 PM ET

Fuse Science will be holding a business update teleconference and webcast for shareholders and the investment community today, August 6th, 2012 at 4:30 PM ET.

Interested parties can listen to the live teleconference by dialing (877) 407-0782 from the U.S. or (201) 689-8567 for international callers. Individuals may access the live audio webcast by visiting http://www.investorcalendar.com/IC/CEPage.asp?ID=169461

A replay of the teleconference will be available until August 20th, 2012 which can be accessed by dialing (877) 660-6853 if calling within the United States or (201) 612-7415, if calling internationally. Please enter account #286 and conference ID #398685 to access the replay. A replay of the webcast will also be archived and available within the investor relations section of the company’s web site at www.fusescience.com.

About Fuse Science Inc.

Fuse Science Inc. (OTCQB: DROP), is an innovative consumer products holding company based in Miami Lakes, Florida.  Fuse Science holds the rights to new, patent-pending technologies poised to redefine how consumers receive energy, medicines, vitamins and minerals.  The company maintains the rights to sublingual and transdermal delivery systems for bioactive agents that can now, for the first time, effectively encapsulate and charge many varying molecules in order to produce complete product formulations which can bypass the gastrointestinal tract and enter the blood stream directly - all in a concentrated "DROP" form that is simply applied under the tongue.  The Fuse Science technology is designed to accelerate conveyance of medicines or nutrients relative to traditional pills and liquids and can enhance how consumers receive these products.  Information about Fuse Science is available online at www.fusescience.com and www.poweredbyfuse.com or by calling 305-503-FUSE (3873)

About Macular Health

Macular Health (www.macularhealth.com) is the leading manufacturer of nutritional supplements for people suffering from macular degeneration, the leading cause of blindness in the United States. Macular Health formulations are scientifically based on the AREDS formula and market a line of Macular Degeneration supplement therapies. These supplement therapies have demonstrated their proven efficacy in reducing vision loss of AMD sufferers.

For more information:	To schedule an interview:

Fuse Science, Inc.	Gus DeQuesada
Investor Relations	Michelsen Advertising
Direct: (305) 503-3873, Ext. 2	C-305-733-1410 / 786-488-7138
Email: ir@fusescience.com	prnews@michelsenadvertising.com

Safe Harbor Statement

Certain statements and information included in this release may constitute "forward-looking statements" as defined in the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied in such statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.